Exhibit 99.1

MRV Communications to Issue Second Special Dividend

CHATSWORTH, Calif., May 2, 2012 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”) announced today that its Board of Directors has declared a special dividend of $0.30 per share payable on May 25, 2012 to stockholders of record as of May 16, 2012.

This dividend is part of the Company’s ongoing effort to maximize the return to our stockholders. In addition to closing the sale of CES Creative Electronics Systems SA on March 29, 2012, the Company entered into an insurance policy on April 26, 2012 which insures the risk associated with the Company’s indemnification obligations on certain sale transactions into which the Company had previously entered. By insuring these contingent liabilities, the Company has freed up additional capital for this distribution. The aggregate cash distribution to stockholders and option holders is expected to be approximately $48.6 million. The Company had total cash and cash equivalents of $96.3 million as of March 31, 2012, and will continue to have sufficient capital to continue to invest in and support its businesses.

Additionally, to ensure MRV option and restricted stock holders are not adversely impacted by the dividend, the Board has approved a staggered cash payment to option holders equal to the loss in fair value of their options attributable to the dividend and approved a full dividend payment to restricted stockholders along with other stockholders. The first installment of the cash payment to option holders will be paid out promptly following the payment of the special dividend with a final installment (contingent upon continuous service to MRV) to be paid out twelve months later.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates research and development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit http://www.mrv.com.

Contacts

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

CJP Communications for MRV

Thomas J. Rozycki, Jr.

(212) 279-3115 x208

trozycki@cjpcom.com

Media Relations:

MRV Communications, Inc.

pr@mrv.com